                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                              (Amendment No. 19)*



NAME OF ISSUER:                    PITT-DES MOINES, INC.

TITLE OF CLASS OF SECURITIES:      Common Stock, No Par Value

CUSIP NUMBER:                      724508-106

DATE OF EVENT WHICH REQUIRES
FILING OF THIS STATEMENT:          December 31, 1998



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [ ]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [ ]  Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------                                  ---------------------
  CUSIP NO.  724508-106             13G                    PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      W.R. Jackson    ###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            428,784

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          245,946
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             428,784

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          245,946
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      674,730
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

-----------------------                                  ---------------------
  CUSIP NO.  724508-106             13G                    PAGE 3 OF 4 PAGES
-----------------------                                  ---------------------


Item 1.

 (a) Name of Issuer:           PITT-DES MOINES, INC.

 (b) Address of Issuer's Principal Executive Offices:

                               1450 Lake Robbins Drive, #400
                               The Woodlands, TX  77380

Item 2.

 (a) Name of Person Filing:    W. R. Jackson

 (b) Address of Principal Business Office, or if none, Residence:

                               3400 Grand Avenue
                               Pittsburgh, PA  15225

 (c) Citizenship:              United States

 (d) Title of Class of Securities:   Common Stock, No Par Value

 (e) CUSIP Number:             724508-106

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

 (a) [ ] Broker or Dealer registered under Section 15 of the Act.
 (b) [ ] Bank as defined in Section 3(a) (6) of the Act.
 (c) [ ] Insurance Company as defined in Section 3(a) (19) of the Act.
 (d) [ ] Investment Company registered under Section 8 of the Investment Company Act.
 (e) [ ] Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940.
 (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 240.13d-1(b)(1)(ii)(F).
 (g) [ ] Parent Holding Company, in accordance with 240.13-(d)(1)(b)(ii)(G). (Note: See Item 7)
 (h) [ ] Group, in accordance with 240.13d-1(b)(1)(ii)(H).

Item 4.  Ownership:

 (a) Amount beneficially owned:                          674,730

 (b) Percent of Class:                                   9.3%

 (c) Number of shares as to which person has:

     (i)   Sole power to vote or to direct the vote:     428,784

     (ii)  Shared power to vote or to direct the vote:   245,946

     (iii) Sole power to dispose or to direct the
           disposition of shares:                        428,784

     (iv)  Shared power to dispose or to direct the
           disposition of shares:                        245,946

-----------------------                                  ---------------------
  CUSIP NO.  724508-106             13G                    PAGE 4 OF 4 PAGES
-----------------------                                  ---------------------

Item 5. Ownership of Five Percent or Less of a Class:

        N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person:

        Other persons have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of the securities referred to in this schedule but no such interest related to more than 5% of the class.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported by the Parent Holding Company:

        N/A

Item 8. Identification and Classification of Members of the Group:

        N/A

Item 9. Notice of Dissolution of Group:

        N/A

Item 10.  Certification:

        N/A


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 5, 1999



Signature:   /s/ W. R. Jackson
            ---------------------
             W. R. Jackson



Name/Title:  W. R. Jackson
             Chairman Emeritus